Exhibit 4.9

2005 Incentive Compensation Plan
Restricted Paired Shares Award
Agreement

La Quinta Corporation

La Quinta Corporation

2005 Incentive Compensation Plan
Restricted Paired Shares Award Agreement

     You have been selected to receive a grant of Restricted Paired Shares pursuant to the La Quinta Corporation 2005 Incentive Compensation Plan (the “Plan”), as specified below:

Participant:

Date of Grant:

Number of Restricted Paired Shares Granted:

Purchase Price: $.02 per Restricted Paired Share

Final Acceptance Date:

Lapse of Restriction Date: Restrictions placed on Restricted Paired Shares shall lapse on the date and in the amount listed below:

Cumulative
Date on Which	Number of Paired Shares for	Number of Paired Shares for
Restrictions Lapse	Which Restrictions Lapse	Which Restrictions Lapse

     THIS AGREEMENT, effective as of the Date of Grant set forth above, represents the grant of Restricted Paired Shares by La Quinta Corporation, a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan. Upon acceptance of this Agreement, the Participant shall receive the number of shares of common stock of the Company, par value $0.01 per share, and an equal number of shares of Class B common stock of La Quinta Properties, Inc., par value $0.01 per share, which are paired and traded as one unit, as is indicated above (“Paired Shares”).

     The Plan provides a complete description of the terms and conditions governing the Restricted Paired Shares. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

     1. Acceptance of Award. The Participant shall have no rights with respect to this Award unless he or she shall have accepted this Award prior to the close of business on the Final Acceptance Date specified above by: (a) making payment to the Company by certified or bank check or other instrument acceptable to the Committee of the Purchase Price per Restricted Paired Share times the number of Restricted Paired Shares to be accepted, and (b) signing and delivering to the Company a copy of this Agreement. Upon acceptance of this Award by the Participant, the Participant’s name shall be entered as the shareholder of record on the books of the Company. Thereupon, the Participant shall have all the rights of a shareholder with respect to such Restricted Paired Shares, subject, however, to the restrictions and conditions specified in this Agreement.

     2. Employment With the Company. Except as may otherwise be provided in Sections 6 or 7, the Restricted Paired Shares granted hereunder are granted on the condition that the Participant remains an Employee of the Company from the Date of Grant through (and including) the Lapse of Restriction Date, as set forth above (referred to herein as the “Period of Restriction”).

     This grant of Restricted Paired Shares shall not confer any right to the Participant (or any other Participant) to be granted Restricted Paired Shares or other Awards in the future under the Plan.

     3. Certificate Legend. Each certificate representing Restricted Paired Shares granted pursuant to the Plan shall bear the following legends:

“The sale or other transfer of the Paired Shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the La Quinta Corporation 2005 Incentive Compensation Plan, and in the associated Restricted Paired Shares Award Agreement. A copy of the Plan and such Restricted Paired Shares Award Agreement may be obtained from La Quinta Corporation.

The sale or other transfer of the Paired Shares represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to all restrictions on transfer imposed by the Company’s Certificate of Incorporation or By-Laws or by applicable state or federal securities laws.”

     4. Removal of Restrictions. Except as may otherwise be provided herein and in the Plan, the Restricted Paired Shares granted pursuant to this Agreement shall become freely transferable by the Participant on the date and in the amount set forth under the Lapse of Restriction Date above, subject to restrictions on transfers imposed by the Company’s and La Quinta Properties, Inc.’s Certificate of Incorporation, By-Laws and insider trading policies as in effect from time to time, or by applicable federal and state securities laws. Once Restricted Paired Shares are no longer subject to any restrictions imposed by this Agreement, the Participant shall be entitled to have the first legend required by Section 3 of this Agreement removed from the applicable stock certificates.

     5. Voting Rights and Dividends. During the Period of Restriction, the Participant may exercise full voting rights and shall receive all dividends and other distributions paid with respect to the Restricted Paired Shares while they are held. If any such dividends or distributions are paid in Paired Shares, such Paired Shares shall be subject to the same restrictions on transferability as are the Restricted Paired Shares with respect to which they were paid.

     6. Termination of Employment.

(a)	By Death. In the event the employment of the Participant with the Company is terminated by reason of death during the Period of Restriction, all Restricted Paired Shares held by the Participant at the time of death shall no longer be subject to the Period of Restriction, and shall become freely transferable by such person or persons as shall have been named as the Participant’s beneficiary, or by such persons that have acquired the Participant’s rights under the Restricted Paired Shares by will or by the laws of descent and distribution. Once the Restricted Paired Shares are no longer subject to any restrictions imposed by this Agreement, the Company shall remove the first legend required by Section 3 of this Agreement from the applicable stock certificates.

(b)	By Disability. In the event the employment of the Participant with the Company is terminated by reason of Disability during the Period of Restriction, all Restricted Paired Shares held by the Participant at the time of employment termination shall no longer be subject to the Period of Restriction, and shall become freely transferable by the Participant. Once Restricted Paired Shares are no longer subject to any restrictions imposed by this Agreement, the Company shall remove the first legend required by Section 3 of this Agreement from the applicable stock certificates.

Disability shall be defined as a “permanent and total disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, and such other disabilities, infirmities, afflictions, or conditions as the Committee by rule may include.

(c)	For Other Reasons. In the event the employment of the Participant with the Company is terminated for any reason other than the reasons set forth in this Section 6(a) and 6(b) herein during the Period of Restriction, all Restricted Paired Shares held by the Participant at the time of employment termination and still subject to the Period of Restrictions and other restrictions shall be forfeited by the Participant to the Company. Upon forfeiture of the Restricted Paired Shares, the Company shall have the right to repurchase such Restricted Paired Shares from the Participant or the Participant’s legal representative at the original Purchase Price.

     7. Change of Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change of Control of the Company during the Period of Restriction and prior to the Participant’s termination of employment, the Period of Restriction and restrictions imposed on the Restricted Paired Shares shall immediately lapse, with all such Restricted Paired Shares vesting and becoming freely transferable by the Participant, subject to restrictions on transfers imposed by the Company’s and La Quinta Properties, Inc.’s Certificate of Incorporation, By-Laws and insider trading policies as in effect from time to time, or by applicable federal and state securities laws.

     8. Restrictions on Transfer. During the Period of Restriction, Restricted Paired Shares granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution. If, during the Period of Restriction, any Transfer, whether voluntary or involuntary, of Restricted Paired Shares is made (not in accordance with this Agreement or the Plan), or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Restricted Paired Shares, the Participant’s right to such shares of Restricted Paired Shares shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

     9. Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any merger, consolidation, separation, or otherwise, the number and class of Restricted Paired Shares subject to this Agreement may be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

     10. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Director of Human Resources of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

     11. Continuation of Employment. This Agreement shall not confer upon the Participant any right to continued employment with the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

     12. Miscellaneous.

(a)	This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any Paired Shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions on transfers imposed by the Company’s and La Quinta Properties, Inc.’s Certificate of Incorporation, By-Laws and insider trading policies as in effect from time to time, or under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Paired Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Paired Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)	The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant.

(c)	The Participant shall, not later than each Lapse of Restriction Date, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes (including the Participant’s FICA obligation), domestic or foreign taxes, required by law to be withheld on account of such event.

The Participant acknowledges and agrees that the Company shall have the power and the right to deduct or withhold, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any exercise of the Participant’s rights under this Agreement should Participant fail to make timely payment of all taxes due.

The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Paired Shares having an aggregate Fair Market Value on the date the tax is to be determined, equal to the amount required to be withheld.

(d)	The Participant agrees to take all steps necessary to comply with all applicable provisions on transfers imposed by the Company’s and La Quinta Properties, Inc.’s Certificate of Incorporation, By-Laws and insider trading policies as in effect from time to time, or federal and state securities laws in exercising his or her rights under this Agreement.

(e)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f)	All obligations of the Company under the Plan and this Agreement, with respect to the Restricted Paired Shares, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(g)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware.

(h)	Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the address set forth below, or in either case at such addresses as one party may subsequently furnish to the other party in writing.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.

LA QUINTA CORPORATION

By:

     The foregoing Agreement is hereby accepted and the terms and conditions thereof are hereby agreed to by the Participant.

Participant

Participant’s name and address: